Exhibit 3.4
EXECUTION COPY
SECOND AMENDED CERTIFICATE OF DESIGNATION
OF
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK
OF
XSTREAM SYSTEMS, INC.

Adopted in accordance with the provisions to Section 242
of the General Corporation Law of the State of Delaware

          The undersigned, being a duly authorized officer of XStream Systems, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
          FIRST: That the Certificate of Designation of the Corporation establishing a series of preferred stock designated as Series A Redeemable Convertible Preferred Stock was filed with the Secretary of State on March 14, 2007.
          SECOND: That an Amended Certificate of Designation relating to the Series A Preferred was filed with the Secretary of State on December 17, 2007.
          THIRD: That an Amendment to [Amended] Certificate of Designation relating to the Series A Preferred was filed with the Secretary of State on May 28, 2008.
          FOURTH: That a Second Amendment to Amended Certificate of Designation relating to the Series A Preferred was filed with the Secretary of State on June 16, 2009.
          FIFTH: That the Amended Certificate of Designation relating to the Series A Preferred, as amended to date, is hereby amended in its entirety to read as follows:
     (1) Designation, Par Value and Number. This series of Preferred Stock shall be designated as “Series A Redeemable Convertible Preferred Stock.” The Corporation shall have the authority to issue 962,101 shares of the Series A Preferred with a par value of $.0001 per share. In accordance with the terms hereof, each share of Series A Preferred shall have the same relative rights as, and be identical in all respects with, each other share of Series A Preferred.
     (2) Dividends.
          a. General. When and as declared by the Board, and to the fullest extent permitted under the DGCL, the Corporation shall pay preferential dividends on each issued and outstanding share of the Series A Preferred; provided, however, that no dividend shall be declared on the Series A Preferred unless a pro rata amount (based upon relative Liquidation Value) is declared on each of the other series of Pari Passu Preferred. Subject to Section 6(b)(ii), dividends on each issued and outstanding share of Series A Preferred shall be cumulative and shall accrue on a daily basis at a rate of 5% per annum of the Series A Liquidation Value thereof

(with such accrued and unpaid dividends compounding on each annual anniversary of the Series A Original Issuance Date) from and including the Series A Original Issuance Date to and including the first to occur of (i) the date on which the Series A Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such share is converted into shares of Common hereunder or (iii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Series A Junior Securities. If, under Delaware law, any dividends cannot be declared and paid in full when due, the full amount which can be paid shall be paid pro rata to the holders of the Series A Preferred and the aggregated deficiency shall be increased as provided below.
          b. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series A Preferred held by each such holder.
          c. Participation in Common Dividends. If the Corporation declares or pays a dividend or makes any distribution on the Common, then the holders of the outstanding shares of Pari Passu Preferred (on a Common Equivalent Basis as of the record date for such dividend or distribution) and the holders of the Common shall share pro rata in such dividend or distribution.
     (3) Voting Rights.
          a. General. In addition to the rights provided by law and Sections 3(b), 3(c) and 3(d) below, the holders of the Series A Preferred shall be entitled to notice of all meetings of stockholders in accordance with the Corporation’s By-laws, and except as otherwise provided herein or required by applicable law, the holders of the Series A Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote, voting as a single class with the Common and other securities that vote with the Common, with the holders of Series A Preferred entitled to one vote for each share of Common issuable upon conversion of the Series A Preferred held as of the record date for such vote or, if no record date is specified, as of the date of such vote.
          b. Actions Requiring the Consent of the Holders of Series A Preferred. So long as any shares of Series A Preferred are outstanding, without the approval of at least a majority of the shares of Series A Preferred then outstanding, the Corporation shall not file any resolution of the Board with the Delaware Secretary of State that contains any provisions, or take any other action, that would amend the terms of the Series A Preferred, increase the number of authorized Series A Preferred, approve a reverse stock split or adversely affect or otherwise impair the rights or the relative preferences or priorities of the holders of the Series A Preferred under this Second Amended Certificate of Designation or the By-laws.

          c. Actions Requiring the Consent of the Holders of Pari Passu Preferred and Conversion Common Shares. So long as any shares of Pari Passu Preferred or Conversion Common Shares are outstanding, the Corporation shall not take, and shall not permit any of its Subsidiaries to take, any of the following actions without the approval of the holders of at least a majority of the shares of all of the Pari Passu Preferred and Conversion Common Shares, voting as a single class on a Common Equivalent Basis, then outstanding:
          (i) amend this Second Amended Certificate of Designation or the By-laws;
          (ii) except for Permitted Issuances, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any capital stock or other equity securities of the Corporation ranking pari passu or senior to the Series A Preferred (or any securities convertible into or exchangeable for any capital stock or other equity securities of the Corporation ranking pari passu or senior to the Series A Preferred);
          (iii) except for the ratable payment of dividends on the Pari Passu Preferred, directly or indirectly declare or pay any cash or property dividends or make any cash or property distributions upon any of its capital stock or other equity securities;
          (iv) directly or indirectly redeem, purchase or otherwise acquire any of the Corporation’s capital stock or other equity securities (including, without limitation, Options) other than (A) the Pari Passu Preferred pursuant to the terms of this Second Amended Certificate of Designation, (B) repurchases of the Corporation’s securities from employees upon termination of an employee’s employment with the Corporation pursuant to terms approved by the Board, (C) repurchases of Options outstanding as of the First Closing Date pursuant to the terms of such Options or (D) pursuant to the terms of the Shareholders Agreement;
          (v) merge or consolidate with any Person (other than a wholly owned Subsidiary) or take any action which results in a Change in Ownership;
          (vi) sell, license, lease or otherwise transfer all or substantially all of its assets to any Person (other than to a wholly owned Subsidiary of the Corporation) in any transaction or series of related transactions;
          (vii) liquidate, dissolve or effect a recapitalization, bankruptcy or reincorporation in any form of transaction (including, without limitation, any reincorporation into a limited liability company, a partnership or any other non-corporate entity that is treated as a partnership for Federal income tax purposes);
          (viii) make any loans or advances to, guarantees for the benefit of, or investments in, any Person (other than a wholly owned Subsidiary established under the laws of a jurisdiction of the United States or any of its territorial possessions), except for (A) reasonable advances to employees in the ordinary course of business consistent with past practice and (B) advances to newly-hired employees in order to cover such employees’ relocation expenses;

          (ix) except as provided in the current Budget, create, incur, assume or suffer to exist any Indebtedness;
          (x) create, incur, assume or suffer to exist any Liens other than (A) Permitted Liens and (B) Liens incurred in connection with the incurrence of Indebtedness not prohibited by clause (ix) above;
          (xi) acquire any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture, in either case, that is material to the business of the Corporation and its Subsidiaries, taken as a whole (each, an “Acquisition”), other than Acquisitions the aggregate value of which (after taking into account the assumption of any Indebtedness or other liabilities in connection therewith) do not exceed $300,000 in any twelve-month period, measured after giving effect to any purchase price adjustments relating thereto;
          (xii) become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument that by its terms would (under any circumstances) restrict the Corporation’s right to perform the provisions of the Original Purchase Agreement, the Series D Purchase Agreement, the Shareholders Agreement, the Registration Rights Agreement, this Second Amended Certificate of Designation or the By-laws;
          (xiii) except as provided in the current Budget, make or commit to make capital expenditures for any fiscal year;
          (xiv) except as required by Section 6(b)(i), increase the size of the Board to a number greater than eleven (11);
          (xv) enter into or become a party to any license, agreement or other arrangement after the First Closing Date with respect to Intellectual Property Rights licensed to, or owned or developed by, the Corporation, except that the foregoing shall not prevent the Corporation from entering into, or becoming a party to, any such license, agreement or other arrangement that (A) has a term of one year or less, (B) is non-exclusive and would be customary in connection with the sale of the Corporation’s products or services, (C) relates to “off the shelf” software licenses to the Corporation by a third party or (D) is approved by a majority of the Board (including at least one of the Investor Directors); or
          (xvi) change the primary line of business of the Corporation from materials identification, verification and analysis, and any related field, or enter into any material new line of business.
          d. Election of Directors. Subject to Section 6(b)(i), for so long as any shares of Pari Passu Preferred or Conversion Common Shares remain outstanding, the holders of the Pari Passu Preferred and Conversion Common Shares, voting together as a single class on a Common Equivalent Basis, shall be entitled to elect three (3) members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

     (4) Liquidation, Dissolution, etc.
          a. Significant Event. Upon any liquidation, Fundamental Change, Change in Ownership, dissolution or winding up of the Corporation (whether voluntary or involuntary) (each, a “Significant Event”):
          (i) Each holder of Series A Preferred shall be entitled to receive, prior and in preference to any distribution or payment made upon any Series A Junior Securities, an amount equal to (i) the aggregate Series A Liquidation Value of all shares of Series A Preferred held by such holder plus (ii) all accrued and unpaid dividends on such shares of Series A Preferred. If, upon any Significant Event, the Corporation’s assets to be distributed among the holders of the Pari Passu Preferred are insufficient to permit payment to such holders of the aggregate amount to which they are entitled to be paid under this Section 4(a)(i) and the equivalent provisions of the other series of Pari Passu Preferred, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of the Pari Passu Preferred based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the shares of Pari Passu Preferred held by each such holder.
          (ii) After payment to the holders of the Series A Preferred of the amounts set forth in the first sentence of Section 4(a)(i), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed pro rata among the holders of the Common and the holders of the Pari Passu Preferred (on a Common Equivalent Basis).
          b. Form of Consideration. Whenever the distribution provided for in this Section 4 shall be payable in a form other than securities or cash, the value of such distribution shall be the fair market value as determined in good faith by the Board, including a majority of the Investor Directors.
          c. Distribution upon Change in Ownership. Upon any Significant Event effected as a result of a Change in Ownership, any proceeds received by stockholders of the Corporation other than holders of Pari Passu Preferred in accordance with the terms of such Pari Passu Preferred (including, without limitation, any amounts received by any stockholders in respect of any employment, non-competition, consulting or other similar agreement entered into in connection with such Change in Ownership that, in the case of employment or consulting agreements, provide for payments to such stockholder that are in excess of the compensation payable to such stockholder prior to such Change in Ownership (other than, in the case of employment, for increases in annual compensation not in excess of 20% of the annual compensation payable to such stockholder in the last completed fiscal year prior to such Change in Ownership)) shall be construed as being received by the Corporation and thereafter distributed to the holders of the Pari Passu Preferred and Common in accordance with Section 4(a)(ii).
     (5) Redemptions.
          a. Redemption at the Option of Holders. At any time on or after March 14,

2012, upon the request of the holders of at least a majority of the then outstanding shares of Series A Preferred, each of the holders of the then outstanding Series A Preferred shall have the right (a “Redemption Right”) to require the Corporation to redeem all or any of their shares of Series A Preferred at a price per share equal to the Series A Liquidation Value plus a rate of return on such amount (after taking into account all dividends paid by the Corporation pursuant to Section 2(a)) equal to 7% per annum, compounded annually. Any holder of Series A Preferred may exercise his, her or its Redemption Right by delivering to the Corporation a Redemption Notice on or after March 14, 2012, provided that holders of at least a majority of the then outstanding shares of Pari Passu Preferred have requested a redemption pursuant to this Section 5(a) and the equivalent provisions of the other series of Pari Passu Preferred. Within ten (10) days after the date of a Redemption Notice delivered by any holder of Series A Preferred, the Corporation shall notify all other holders of Pari Passu Preferred that the Redemption Right has been exercised, and each other holder of Pari Passu Preferred shall have the right, exercisable by written notice delivered to the Corporation within thirty (30) days after receipt of such notice from the Corporation, to request that all or a portion of such other holder’s shares of Pari Passu Preferred be redeemed on the Redemption Date together with the shares of Series A Preferred of the holder who delivered the Redemption Notice. The Corporation shall be obligated to redeem the total number of shares of Series A Preferred requested to be redeemed in accordance herewith on the Redemption Date. For each share of Series A Preferred which is to be redeemed on a particular Redemption Date in accordance with this Section 5(a), the Corporation shall be obligated on the date specified for redemption thereof in the written notice with respect thereto, to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such share) such amount specified in this Section 5(a) in immediately available funds.
          b. Inadequate Funds; Redemption Notes. If the funds of the Corporation legally available for redemption of Series A Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred and all other shares of Pari Passu Preferred to be redeemed on such date: (i) those funds which are legally available shall be used to redeem the maximum possible number of shares of Pari Passu Preferred ratably among the holders of such shares to be redeemed based upon the aggregate amount to which they are entitled to be paid under this Section 5 and the equivalent provisions of the other series of Pari Passu Preferred; and (ii) with respect to those shares of Pari Passu Preferred requested to be redeemed but for which funds are not legally available (the “Non-Funded Shares”), the Corporation shall issue and deliver to each holder of Non-Funded Shares a promissory note (each a “Redemption Note”). Each Redemption Note shall be payable one year from date of issuance and shall bear interest at the rate of 8% per annum, compounded quarterly, and shall have an aggregate principal amount per Non-Funded Share equal to the Series A Liquidation Value plus a rate of return on such amount (after taking into account all dividends paid by the Corporation pursuant to Section 2(a)) equal to 7% per annum, compounded annually. A Redemption Note may be prepaid by the Corporation at any time without penalty. The issuance of Redemption Notes shall be made without charge to the holders of the Non-Funded Shares receiving such Redemption Notes for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with the issuance thereof, and the Corporation shall pay the fees and expenses of each holder of Non-Funded Shares in connection with the issuance of Redemption Notes, including reasonable attorney’s fees and expense. Subject to the terms of any then existing senior debt or credit facility, the terms and documentation relating to each Redemption

Note shall provide that the debt obligation evidenced thereby shall at all times be pari passu with the most senior debt or credit facility of the Corporation outstanding at any time during the term of the Redemption Note. Each Redemption Note shall also contain customary terms and conditions, including, without limitation, a cross-acceleration provision with respect to any amount of Indebtedness of the Corporation or any of its Subsidiaries and appropriate negative covenants, including, without limitation, negative covenants prohibiting the Corporation, without the consent of the holders of a majority of aggregate principal amount of all of the Redemption Notes outstanding, from taking, or permitting any of its Subsidiaries to take, any of the actions specified in Sections 3(b)(i) — xvi.
          c. Reissuance of Certificate. If fewer than the total number of shares of Series A Preferred represented by any certificate are redeemed in any installment, a new certificate representing the number of unredeemed shares of Series A Preferred (other than any Non-Funded Shares) will be issued to the holder thereof without cost to such holder promptly after surrender of the certificate representing the redeemed shares of Series A Preferred.
          d. Redeemed or Otherwise Acquired Shares. All rights pertaining to shares of the Series A Preferred that are redeemed or otherwise acquired by the Corporation and, subject to Section 5(b), all rights pertaining to shares that are deemed to be Non-Funded Shares, shall cease, and such shares shall not thereafter be (i) reissued, sold or transferred, (ii) entitled to any dividends accruing after the date of redemption or acquisition or (iii) deemed to be issued and outstanding for any purpose whatsoever. The shares of Series A Preferred not redeemed (other than any Non-Funded Shares) shall remain issued and outstanding and entitled to all the rights and preferences provided herein.
     (6) Events of Noncompliance.
          a. Definition. An “Event of Noncompliance” shall be deemed to have occurred if:
          (i) the Corporation shall fail to make any redemption payment required under Section 5 or the equivalent provisions of the other series of Pari Passu Preferred (whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject);
          (ii) (v) the Corporation breaches any of its covenants or agreements contained in the Original Purchase Agreement or the Series D Purchase Agreement, which breach has, or is more likely than not to have, an adverse effect of $100,000 or more in the aggregate on the holders of the Pari Passu Preferred, (x) such breach does not result directly from action by the Corporation at the express direction of the Board (including in such direction a majority of the Investor Directors), (y) the Corporation fails to cure such breach within 30 days of written notice thereof from any holder of the Pari Passu Preferred and (z) the holders of at least a majority of the outstanding shares of Pari Passu Preferred after such 30-day period send a notice of such Event of Noncompliance to the Corporation;
          (iii) (x) any representation or warranty made by the Corporation under the Original Purchase Agreement or the Series D Purchase Agreement shall have been untrue or incorrect in any material respect when made, the result of which has, or is more likely than not to have, an adverse effect of $100,000 or more on (A) the condition (financial or otherwise), operating results, business, assets, operations, employee relations or client relations of the Corporation, taken as a whole (other than to the extent resulting from a change in accounting methods required by GAAP) or (B) the holders of the Pari Passu Preferred, (y) the Corporation fails to cure such breach within 30 days of written notice thereof from any holder of the Pari Passu Preferred and (z) the holders of at least a majority of the outstanding shares of Pari Passu Preferred send a notice of such Event of Noncompliance to the Corporation;
          (iv) the Corporation shall commence or enter into any bankruptcy, receivership, liquidation or assignment for the benefit of any creditors;
          (v) the Corporation shall default under one or more indentures, agreements or other instruments under which any Indebtedness aggregating at least $100,000 of the Corporation or any of its Subsidiaries is or may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness of the Corporation or any of its Subsidiaries outstanding thereunder (which default has not been cured or waived), other than a default which directly results from action by the Corporation at the express direction of the Board (including in such direction a majority of the Investor Directors); or
          (vi) a judgment in excess of $500,000 is rendered against the Corporation and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of such stay, such judgment is not discharged.
          b. Consequences of Events of Noncompliance.
          (i) Additional Directors. Upon the occurrence of an Event of Noncompliance and for so long as such Event of Noncompliance continues, the holders of Pari Passu Preferred and Conversion Common Shares shall be entitled to appoint such number of additional Investor Directors to the Board (selected by the holders of a majority of the Pari Passu Preferred and Conversion Common Shares) such that the holders of Pari Passu Preferred and Conversion Common Shares have appointed a majority of the Board. Upon notice from the holders of a majority of the outstanding Pari Passu Preferred and Conversion Common Shares, voting as a single class on a Common Equivalent Basis, then outstanding that they intend to exercise their rights under this Section 6(b)(i), the Corporation shall immediately take whatever action is necessary so as to effectuate this Section 6(b)(i), including, without limitation, increasing the size of the Board and electing such additional Investor Directors.
          (ii) Increased Dividend Rate. Upon the occurrence of an Event of Noncompliance and for so long as such Event of Noncompliance continues, the dividend rate on the Series A Preferred set forth in Section 2(a) shall be increased from 5% to 7% per annum.

          (iii) Redemption of Pari Passu Preferred. Upon the occurrence of an Event of Noncompliance and for so long as such Event of Noncompliance continues, the holders of a majority of the shares of Pari Passu Preferred then outstanding may require by notice given to the Corporation that all of the shares of Pari Passu Preferred be immediately (and in no event later than five business days after such request) redeemed by the Corporation at a price per share of Pari Passu Preferred equal to their respective Liquidation Values plus a rate of return on such amount (after taking into account all dividends paid by the Corporation pursuant to Section 2(a)) equal to 7% per annum, compounded annually.
          (iv) Inadequate Funds. If the funds of the Corporation legally available for redemption of Pari Passu Preferred pursuant to Section 6(b)(iii) are insufficient to redeem all shares of Pari Passu Preferred, the provisions of Sections 5(b) and (c) shall apply to the same extent as if such provisions were set forth in their entirety in this Section 6(b)(iv).
          (v) Reissuance of Certificate. If fewer than the total number of shares of Series A Preferred or Conversion Common Shares represented by any certificate are redeemed in any installment pursuant to Section 6(b)(iv), a new certificate representing the number of unredeemed shares of such Series A Preferred or Conversion Common Shares, as the case may be, will be issued to the holder thereof without cost to such holder promptly after surrender of the certificate representing the redeemed shares of Series A Preferred or Conversion Common Shares, as the case may be.
          c. No Limitation of Rights. If any Event of Noncompliance exists, each holder of Series A Preferred shall also have any other rights that such holder is entitled to under any contract or agreement at any time and any other rights that such holder may have pursuant to applicable law.
          d. Survival of Representations and Warranties. For the purposes of determining an Event of Noncompliance, the representations and warranties referred to in Section 6(a)(iii) shall have the respective survival periods set forth in the Original Purchase Agreement or the Series D Purchase Agreement, as applicable.
     (7) Conversion.
          a. Conversion Procedure.
          (i) At any time and from time to time, a holder of Series A Preferred shall have the right to convert all or any portion of its shares of Series A Preferred into the number of shares of Common computed by dividing (x) the aggregate Series A Liquidation Value of the shares of Series A Preferred to be converted by (y) the Series A Conversion Price then in effect.
          (ii) All shares of Series A Preferred shall automatically convert into Common (pursuant to the computation set forth in Section 7(a)(i)) upon (A) the affirmative written consent of the holders of at least a majority of the outstanding shares of Pari Passu Preferred or (B) receipt by the Corporation of total gross offering proceeds of at least $50,000,000 from the sale of shares of Common pursuant to the Corporation’s firm commitment underwritten Public Offering of the Common, at a gross price per share not less than $16 (as adjusted to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) (a “Qualified IPO”).
          (iii) Each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the earlier of (A) the date specified in the affirmative written consent of the holders of at least a majority of the outstanding shares of Series A Preferred or (B) the date immediately prior to the closing date of a Qualified IPO (any such date referred to in clause (A) or (B) being referred to as a “Conversion Date”). At the time any such conversion has been effected, the rights of the holder of the shares of Series A Preferred converted as a holder of Series A Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common represented thereby.
          (iv) As soon as possible after a conversion has been effected (but in any event within five (5) business days in the case of subparagraph (A) below), the Corporation shall deliver to the converting holder:
          (A) certificates representing the number of shares of Common issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and
          (B) a certificate representing any shares of Series A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.
          (v) The issuance of certificates for shares of Common upon conversion of Series A Preferred shall be made without charge to the holders of such Series A Preferred or Common for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common. Upon conversion of each share of Series A Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Common issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.
          (vi) The Corporation shall not close its books against the transfer of Series A Preferred or of Common issued or issuable upon conversion of Series A Preferred in any manner that interferes with the timely conversion of Series A Preferred. The Corporation shall assist and cooperate with any holder of shares of Series A Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Corporation).
          (vii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of issuance upon the conversion of shares of the Series A Preferred, such number of shares of Common as are issuable upon the conversion of all outstanding Series A Preferred. All shares of Common which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to insure that all such shares of Common may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common may be listed (except for official notice of issuance which shall be delivered immediately by the Corporation upon each such issuance). The Corporation shall not take any action that would cause the number of authorized but unissued shares of Common to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred.
          (viii) If any fractional interest in a share of Common would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series A Preferred, the Corporation, in lieu of delivering the fractional share therefor, may pay an amount to the holder thereof equal to the fair market value per share of Common as of the date of conversion as determined in good faith by the Board, including a majority of the Investor Directors, multiplied by such fractional interest; provided, however, that in the case of a Qualified IPO the fair market value per share of Common shall be the gross price per share of Common in such Qualified IPO. The determination as to whether or not to make any cash payment in lieu of the issuance of fractional shares shall be based upon the total number of shares of Series A Preferred being converted at any one time by the holder thereof, not upon each share of Series A Preferred being converted.
          (ix) All certificates representing shares of Series A Preferred which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Conversion Date, be deemed to have been retired and cancelled, and the shares of Series A Preferred converted pursuant to this Section 7 represented thereby shall, from and after the Conversion Date, be deemed to have been converted into Common for all purposes, notwithstanding any failure of the holder or holders thereof to surrender such certificates on or prior to the Conversion Date. The Corporation from time to time may take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred accordingly.
          b. Conversion Price.
          (i) The initial Series A Conversion Price shall be $3.7999696 per share of Common (subject to adjustment in the event of stock splits, stock dividends, stock combinations, recapitalizations and like occurrences). In order to prevent dilution of the conversion rights granted under this Section 7, the Series A Conversion Price shall be subject to adjustment from time to time pursuant to this Section 7(b).
          (ii) If and whenever on or after the Series A Original Issuance Date the Corporation issues or sells or, in accordance with this Section 7, is deemed to have issued or sold, any shares of its Common for a consideration per share less than the Series A

Conversion Price in effect immediately prior to the time of such issuance, then immediately upon such issuance or sale or deemed issuance or sale the Series A Conversion Price shall be reduced to the conversion price determined by dividing (A) the sum of (1) the product derived by multiplying the Series A Conversion Price in effect immediately prior to such issuance or sale by the number of shares of Common Deemed Outstanding immediately prior to such issuance or sale, plus (2) the consideration, if any, received by the Corporation upon such issuance or sale, by (B) the number of shares of Common Deemed Outstanding immediately after such issue or sale.
          (iii) Notwithstanding the foregoing, there shall be no adjustment in the Series A Conversion Price as a result of any issuance or sale (or deemed issuance or sale) of:
          (A) shares of Common issued upon conversion of the Series A Preferred;
          (B) shares of Common issued upon the exercise of Options or other Convertible Securities outstanding as of the First Closing Date;
          (C) securities issued pursuant to a Board-approved (including at least one of the Investor Directors) bona fide acquisition of an entity by merger, purchase of substantially all of the assets or other reorganization;
          (D) shares of Common issued to Catalyst pursuant to the Options granted under the Catalyst Letter Agreements;
          (E) shares of Common or other securities issued as a dividend or distribution on, or in connection with a split of or recapitalization of, any of the capital stock of the Corporation;
          (F) up to an aggregate of 800,000 shares (or such greater or lesser number of shares as may be approved by a majority of the Board (including at least one of the Investor Directors)) of Common reserved for issuance per year pursuant to the Option Plan (subject to adjustment in the event of stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and shares of Common reserved for issuance pursuant to the Option Plan in lieu of the repayment of certain salary deferrals as approved by a majority of the Board (including at least one of the Investor Directors), which foregoing shares may be subject to Options or restricted stock awards granted under the Option Plan; provided that any Options that expire or terminate unexercised or any restricted stock awards that are repurchased by the Corporation pursuant to the terms of such award shall not be counted toward the maximum number set forth in this subparagraph (F) unless and until such shares are subject to new restricted stock awards (or new Options) pursuant to the terms of the Option Plan;
          (G) shares of Common issued or issuable (including Options to acquire such shares of Common) to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions in the ordinary course of business and approved by a majority of the Board, including at least one of the Investor Directors;
          (H) shares of Common issued or issuable in connection with bona-fide sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships or joint ventures entered into in the ordinary course of business and approved by a majority of the Board, including at least one of the Investor Directors (and by at least a majority of the shares of Pari Passu Preferred and Conversion Common Shares, voting as a single class on a Common Equivalent Basis, then outstanding, if required pursuant to Section 3(c));
          (I) securities issued in connection with a Qualified IPO; or
          (J) Options (covering up to an aggregate of 330,000 shares of Common) issued in substitution for outstanding Options;
provided that the aggregate number of shares of Common issued or issuable pursuant to clauses (G) and (H) above shall not exceed 350,000 (or such greater or lesser number of shares as may be approved by a majority of the Board (including at least one of the Investor Directors)) in any twelve-month period;
          c. Effect on Conversion Price of Certain Events. For purposes of determining the Series A Conversion Price under Section 7, the following shall be applicable:
          (i) Issuance of Options. If the Corporation in any manner grants, issues or sells any Options (other than any Options permitted by Section 7(b)(iii)) and the price per share for which Common is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Series A Conversion Price in effect immediately prior to the time of the granting, issuance or sale of such Options, then the total maximum number of shares of Common issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting, issuance or sale of such Options for such price per share. For purposes of this paragraph, the “price per share for which Common is issuable” shall be determined by dividing (A) the sum of (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting, issuance or sale of such Options, plus (2) the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus (3) in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Series A Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
          (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common is issuable upon conversion or exchange thereof is less than the Series A Conversion Price in effect immediately prior to the time of such issuance or sale, then the maximum number of shares of Common issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common is issuable” shall be determined by dividing (A) the sum of (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus (2) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Series A Conversion Price shall be made when Common is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Series A Conversion Price had been or are to be made pursuant to other provisions of this Section 7, no further adjustment of the conversion price shall be made by reason of such issue or sale.
          (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common changes at any time, the Series A Conversion Price in effect at the time of such change shall be immediately adjusted to the Series A Conversion Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided, that, if such adjustment of the Series A Conversion Price would result in an increase in the Series A Conversion Price then in effect, the Corporation will promptly give all holders of Series A Preferred written notice of such increase. For purposes of this Section 7(c)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Series A Original Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided, that, no such change shall at any time cause the Series A Conversion Price hereunder to be increased.
          (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series A Conversion Price then in effect hereunder shall be adjusted immediately to the Series A Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided, that, if such expiration or termination would result in an increase in the Series A Conversion Price then in effect, the Corporation will promptly give all holders of Series A Preferred written notice of such increase. For purposes of this Section 7(c)(iv), the expiration or termination of any Option or Convertible Security that was outstanding as of the Series A Original Issuance Date shall not cause the Series A Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Series A Original Issuance Date.
          (v) Calculation of Consideration Received. If any Common, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair market value of such consideration as determined in good faith by the Board. If any Common, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be the fair market value as determined in good faith by the Board.
          (vi) Integrated Transactions. In case any Option is issued in connection with the issuance or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific exercise price is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued at an exercise price of $0.01.
          (vii) Treasury Shares. The number of shares of Common outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issuance or sale of such shares.
          (viii) Record Date. If the Corporation takes a record of the holders of Common for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common, Options or in Convertible Securities or (B) to subscribe for or purchase Common, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (ix) Subdivisions or Combinations of Common. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common into a greater number of shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be reduced proportionately, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common into a smaller number of shares, the Series A Conversion Price in effect immediately prior to such combination shall be increased proportionately.
          (x) Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common, is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred then outstanding) to insure that each of the holders of Series A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred then outstanding) to insure that the provisions of this Section 7(c) shall thereafter be applicable to the securities issued in exchange for the Series A Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation and the value for the Common reflected by the terms of such consolidation, merger or sale is less than the Series A Conversion Price in effect immediately prior to such consolidation, merger or sale, an immediate adjustment of the Series A Conversion Price to the value for the Common so reflected and a corresponding immediate adjustment in the number of shares of Common acquirable and receivable upon conversion of Series A Preferred). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding) the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.
          (xi) Certain Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Series A Conversion Price so as to protect the rights of the holders of

Series A Preferred; provided, that, no such adjustment shall increase the Series A Conversion Price as otherwise determined pursuant to this Section 7 or decrease the number of shares of Common issuable upon conversion of each share of Series A Preferred.
          d. Notices.
          (i) Immediately upon any adjustment of the Series A Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.
          (ii) The Corporation shall give written notice to all holders of Series A Preferred at least 10 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common, (B) with respect to any pro rata subscription offer to holders of Common or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
          (iii) The Corporation shall also give written notice to the holders of Series A Preferred at least 10 days prior to the date on which any Organic Change shall take place.
     (8) General.
          a. Prior to the effective date of the Corporation’s initial Public Offering, the Corporation shall keep at its principal office (or the office of its agent) a register for the registration of Common and Series A Preferred. Upon the surrender of any certificate representing Common or Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Common or Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Common or Series A Preferred represented by the surrendered certificate.
          b. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Common or Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Common or Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

          c. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, by reputable overnight courier service, charges prepaid or by personal delivery, and shall be deemed to have been given (i) three (3) business days after being sent by registered or certified mail, (ii) one business day after being deposited with such an overnight courier service, and (iii) upon delivery, if by personal delivery, if mailed or delivered (A) to the Corporation, at its principal executive offices, or (B) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).
          d. Any of the rights, powers or preferences of the holders of Series A Preferred and Conversion Common Shares set forth herein may be waived or otherwise defeased by the affirmative written consent of the holders of at least a majority of the shares of Series A Preferred and Conversion Common Shares then outstanding, voting as a single class on a Common Equivalent Basis.
     (9) Definitions. In this Second Amended Certificate of Designation, the following terms have the meanings specified or referred to in this Section 9.
          “Acquisition” is defined in Section 3(b)(xi).
          “Affiliate” means, with respect to any particular Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such particular Person. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Board” means the Board of Directors of the Corporation.
          “Budget” means, with respect to a given fiscal year, the annual business plan and budget as approved by the Board in accordance with the By-laws, as such business plan and budget may be amended from time to time by the Board in accordance with the By-laws.
          “By-laws” means the Amended and Restated By-laws of the Corporation as currently in effect on the date hereof.
          “Catalyst” means Catalyst Capital Investments LLC, a Delaware limited liability company.
          “Catalyst Letter Agreements” means, collectively, (a) that certain letter agreement dated as of May 31, 2006 between Catalyst and the Corporation regarding the introduction of prospective suppliers, (b) that certain letter agreement dated as of May 31, 2006 between Catalyst and the Corporation regarding the introduction of prospective customers, (c) that certain Consulting Agreement dated as of May 1, 2007 between Catalyst and the Corporation and (d) such amendments to the foregoing or other agreements between Catalyst and the Corporation as may be approved by a majority of the Board (including at least one of the Investor Directors).
          “Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common or Pari Passu Preferred by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended), other than the holders of Common and Pari Passu Preferred at such time, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Board.
          “Common” means the Corporation’s Common Stock, $.0001 par value per share.
          “Common Deemed Outstanding” means, at any given time, the number of shares of Common actually outstanding at such time, plus the number of shares of Common deemed to be outstanding pursuant to Sections 7(c)(i) and 7(c)(ii) whether or not the Options or Convertible Securities are actually convertible or exercisable at such time.
          “Common Equivalent Basis” means, as of the date of such determination, (i) in respect of the Series A Preferred, the number of shares of Common that each holder of Series A Preferred would be entitled to receive upon conversion of its Series A Preferred into Common and (ii) in respect of the Pari Passu Preferred, the number of shares of Common that each holder of Pari Passu Preferred would be entitled to receive upon conversion of its Pari Passu Preferred into Common.
          “Conversion Common Shares” means (i) the Common issued or issuable upon conversion of any shares of Pari Passu Preferred and (ii) any Common issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reincorporation. As to any particular Conversion Common Shares, such shares shall cease to be Conversion Common Shares when they have been (x) effectively registered under the Securities Act of 1933, as amended, and disposed of in accordance with the registration statement covering them, (y) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force or (z) repurchased by the Corporation.
          “Conversion Date” is defined in Section 7(a)(iii).
          “Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common.
          “Corporation” is defined in the preamble.
          “DGCL” is defined in the preamble.
          “Event of Noncompliance” is defined in Section 6(a).
          “First Closing Date” means March 14, 2007.

          “Fundamental Change” means (i) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair value determined in the reasonable good faith judgment of the Board) in any transaction or series of transactions (other than sales in the ordinary course of business and other than to a wholly owned Subsidiary of the Corporation) and (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Pari Passu Preferred are not changed, the Pari Passu Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board.
          “GAAP” means United States generally accepted accounting principles, consistently applied (except for any change required by GAAP).
          “Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (iv) all interest rate or currency caps, collars, swaps or other similar protection agreements of such Person (valued on a market quotation basis); (v) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business consistent with past practice which are not more than 120 days past due, unless the same are being contested in good faith by actions approved by the Board of Directors (including at least one of the Investor Directors) and with respect to which the Corporation has set aside adequate reserves therefor in accordance with GAAP); (vi) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (vii) any obligations under leases that are required to be capitalized in accordance with GAAP; (viii) any indebtedness secured by a Lien on a Person’s assets; or (ix) any guarantee or other contingent obligation (including, without limitation, obligations to repurchase, reimburse or keep well) in respect of the items set forth in the foregoing clauses (i) through (viii).
          “Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, URL’s, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).
          “Investor Director” means any director of the Board designated by the Investors pursuant to the terms of the Shareholders Agreement.
          “Investors” has the meaning set forth in the Shareholders Agreement.
          “Liens” means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Corporation or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Corporation under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).
          “Liquidation Value” means, (i) in respect of the Series A Preferred, the Series A Liquidation Value, (ii) in respect of the Series B Preferred, the Series B Liquidation Value, (iii) in respect of the Series C Preferred, the Series C Liquidation Value and (iv) in respect of the Series D Preferred, the Series D Liquidation Value.
          “Non-Funded Shares” is defined in Section 5(b).
          “Option Plan” means the Corporation’s Amended and Restated 2004 Stock Option Incentive Plan, as amended by that certain First Amendment, dated as of July 23, 2009.
          “Options” means any agreements, rights, warrants or options to subscribe for or purchase Common or Convertible Securities.
          “Organic Change” is defined in Section 7(c)(x).
          “Original Purchase Agreement” means the Series A Preferred Stock Purchase Agreement dated as of the First Closing Date, as amended by a First Amendment dated as of the Second Closing Date, as further amended by a Second Amendment dated as of May 30, 2008, as further amended by a Third Amendment dated as of October 16, 2008 and as further amended by a Fourth Amendment dated as of February 26, 2009, by and among the Corporation and the purchasers of the securities named therein (as the same may be amended, modified, restated or replaced).
          “Pari Passu Preferred” means shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.
          “Permitted Issuances” means the issuance and sale of the Pari Passu Preferred expressly contemplated by the Original Purchase Agreement and the Series D Purchase Agreement.

          “Permitted Liens” means (i) liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction and (iii) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Corporation.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.
          “Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.
          “Qualified IPO” is defined in Section 7(a)(ii).
          “Redemption Date” means 45 days after the date of any Redemption Notice.
          “Redemption Notice” means a written notice by one or more holders of the Series A Preferred to the Corporation stating their intention to exercise the Redemption Right and the number of each such holder’s shares of Series A Preferred to be redeemed.
          “Redemption Note” is defined in Section 5(b).
          “Redemption Right” is defined in Section 5(a).
          “Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of the Series D Closing Date, as amended, by and among the Corporation and the investors named therein (as the same may be amended, modified, restated or replaced).
          “Second Closing Date” means December 19, 2007.
          “Series A Conversion Price” is defined in Section 7(b).
          “Series A Junior Securities” means any of the Corporation’s equity securities (whether or not currently authorized or outstanding) which by its terms is junior to the Series A Preferred, but shall not include any shares of Series B Preferred, Series C Preferred or Series D Preferred.
          “Series A Liquidation Value” means $3.7999696 per share, subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences.
          “Series A Original Issuance Date” means the First Closing Date.

          “Series A Preferred” means the Series A Redeemable Convertible Preferred Stock of the Corporation, $.0001 par value per share.
          “Series B Liquidation Value” means $3.00 per share, subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences.
          “Series B Preferred” means the Series B Redeemable Convertible Preferred Stock of the Corporation, $.0001 par value per share.
          “Series C Liquidation Value” means $3.00 per share, subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences.
          “Series C Preferred” means the Series C Redeemable Convertible Preferred Stock of the Corporation, $.0001 par value per share.
          “Series D Closing Date” means August 19, 2009.
          “Series D Liquidation Value” means $3.00 per share, subject to equitable adjustments to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences.
          “Series D Preferred” means the Series D Redeemable Convertible Preferred Stock of the Corporation, $.0001 par value per share.
          “Series D Purchase Agreement” means the Series D Preferred Stock Purchase Agreement dated as of the Series D Closing Date, by and among the Corporation and the purchasers of the securities named therein (as the same may be amended, modified, restated or replaced).
          “Significant Event” is defined in Section 4(a).
          “Shareholders Agreement” means the Second Amended and Restated Securityholders’ Agreement dated as of the Series D Closing Date by and among the Corporation and the securityholders of the Corporation named therein (as the same may be amended, modified, restated or replaced).
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the gains or losses of such limited liability company, partnership, association or other business entity or shall be or control (or have the power to control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity.
          SIXTH: That this Second Amended Certificate of Designation has been duly adopted by the written consent of the holders of not less than the total vote required of the outstanding Series A Redeemable Preferred Stock entitled to vote thereon and that prompt written notice of the corporate action shall be given to those stockholders who have not consented in writing, all in accordance with the provisions of Section 228 of the DGCL.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Second Amended Certificate of Designation has been executed by a duly authorized officer of the Corporation on this 21 day of August, 2009.

XSTREAM SYSTEMS, INC.
By:	/s/ Anthony Chidoni
	Name:	Anthony Chidoni
	Title:	Secretary